DIME FINANCIAL CORPORATION

                NOTICE OF 1998 ANNUAL MEETING OF SHAREHOLDERS



TO THE SHAREHOLDERS OF DIME FINANCIAL CORPORATION:

      Notice is hereby given that the 1998 Annual Meeting of Shareholders of Dime Financial Corporation will be held at the Yankee Silversmith Inn in Wallingford, Connecticut, at 10:00 a.m., on Wednesday, April 29, 1998, for the purpose of considering and voting upon the following matters:

      1. The election of three directors for a three-year term who, with the seven directors whose terms of office do not expire at this meeting, will constitute the full Board of Directors;

      2. The ratification of the appointment of KPMG Peat Marwick LLP as independent public accountants for the fiscal year ending December 31, 1998; and

      3. Such other business as may properly be brought before the meeting.

      Only shareholders of record at the close of business on February 27, 1998, are entitled to notice of, and to vote at, the meeting.

                                       BY THE ORDER OF THE BOARD
                                       OF DIRECTORS



                                       /s/ ELEANOR M. TOLLA
                                       Eleanor M. Tolla
                                       Secretary


March 20, 1998



      WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY THEN REVOKE YOUR PROXY AND VOTE IN PERSON.


                         DIME FINANCIAL CORPORATION
                               95 Barnes Road
                       Wallingford, Connecticut 06492
                               (203) 269-8881


                               PROXY STATEMENT

                     1998 ANNUAL MEETING OF SHAREHOLDERS

                               April 29, 1998


                                INTRODUCTION

GENERAL

      This Proxy Statement is being furnished to the shareholders of Dime Financial Corporation (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company for use at the 1998 Annual Meeting of Shareholders of the Company to be held at the Yankee Silversmith Inn at 1033 N. Colony Road in Wallingford, Connecticut, at 10:00 a.m. on Wednesday, April 29, 1998 (the "Meeting") and any adjournments thereof.
This Proxy Statement and the enclosed proxy card are first being given or sent to shareholders on or about March 20, 1998.

      The Company, a Connecticut corporation, operates principally as a bank holding company for its wholly-owned subsidiary, The Dime Savings Bank of Wallingford ("Dime").

RECORD DATE; VOTING RIGHTS

      The Board of Directors of the Company has fixed the close of business on February 27, 1998 as the record date (the "Record Date") for determining holders of outstanding shares of Common Stock entitled to notice of and to vote at the Meeting and any adjournments thereof. Only holders of shares of Common Stock of record on the books of the Company at the close of business on February 27, 1998 will be entitled to vote at the Meeting and any
adjournments thereof.   As of the Record Date, there were 5,246,567 shares
of Common Stock issued and outstanding, each of which is entitled to one vote on each proposal submitted to a vote at the Meeting. Pursuant to the Company's Bylaws, the holders of a majority of the outstanding shares of Common Stock present in person or by proxy will constitute a quorum for transacting business at the Meeting.

USE OF PROXIES, REVOCATION AND SOLICITATION

      Shares of Common Stock represented by properly executed proxies will, unless such proxies have previously been revoked, be voted at the Meeting in accordance with the instructions indicated on the proxy card. Proxies that contain no instructions to the contrary will be voted FOR the election of the three nominees for director named in Proposal 1, FOR the ratification of the appointment of KPMG Peat Marwick LLP as independent public accountants for the fiscal year ending December 31, 1998, and in the discretion of the proxy holders as to other matters which may properly come before the Meeting or any adjournments thereof. No proposal scheduled to be voted upon at the Meeting will create appraisal or similar rights under Connecticut law.

      In certain circumstances, a shareholder will be considered to be in attendance at the Meeting for quorum purposes, but will not be deemed to have voted on a particular proposal or proposals. Such circumstances will exist where a shareholder is present in person or by proxy, but specifically abstains from voting, or where shares are represented at the Meeting by a proxy conferring authority to vote on a certain proposal or proposals but not on others. If a proxy indicates that a shareholder abstains from voting or that shares are not to be voted on a particular proposal, the shares will not be counted as having been voted on that proposal, and those shares will not be reflected in the final tally of votes cast with respect to that proposal.

      A shareholder who executes and returns the enclosed proxy card has the power to revoke such proxy at any time before it is voted at the Meeting by filing with the Company an instrument revoking it, by filing a duly executed proxy bearing a later date or by attending the Meeting and voting by ballot in person. Attendance at the Meeting will not in and of itself constitute the revocation of a proxy. Any shareholder proxy filings before the Meeting should be either mailed or hand-delivered to Eleanor M. Tolla, Corporate Secretary, Dime Financial Corporation, 95 Barnes Road, Wallingford, CT 06492.

      The Company will bear the costs of soliciting proxies from its shareholders. In addition to this solicitation by mail, proxies may be solicited by the directors, officers and employees of the Company or Dime by personal interview, telephone or telegram for no compensation other than their regular salaries. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Stock held of record by such persons, and the Company may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith. The Company also has engaged Regan and Associates, Inc. to assist in the solicitation of proxies. The estimated cost of such solicitation services to be provided by Regan and Associates, Inc. is $1,600.

PRINCIPAL SHAREHOLDERS OF THE COMPANY

      The following table shows, as of February 10, 1998, those persons (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act")), known to the Company to be the beneficial owner of more than five percent of the Common Stock. In preparing the following table, the Company has relied on information supplied by such persons in their Schedules 13D and 13G, filed with the Securities and Exchange Commission (the "Commission"), and information furnished by such persons in response to a questionnaire distributed to such persons by the Company.


Name and Address
of Beneficial Owner            Shares Beneficially Owned    Percent of Class
----------------------------------------------------------------------------

The Sachs Company                       483,556                  9.04%
1346 South Third Street
Louisville, Kentucky 40208

First Union Corporation                 305,000                  5.91%
One First Union Center
Charlotte, North Carolina 28288

FMR Corp.                               499,400                  9.67%
82 Devonshire Street
Boston, Massachusetts 02109


                                 PROPOSAL 1

                      ELECTION OF A CLASS OF DIRECTORS

GENERAL

      The Certificate of Incorporation and the Bylaws of the Company provide for the election of directors by the shareholders. For this purpose, the Board of Directors of the Company is divided into three classes as nearly equal in number as possible. The terms of office of the members of one class expire, and a successor class is to be elected, at each annual meeting of shareholders. Vacant directorships may be filled, until the expiration of the term of the vacated directorship, by the vote of a majority of the directors then in office.

      There are currently ten directors of the Company. The terms of three directors expire at the Meeting. Each of the three incumbent directors, M. Joseph Canavan, William J. Farrell and Ralph D. Lukens, is nominated to be re-elected at the Meeting for a three-year term, expiring at the annual meeting of shareholders in 2001. The terms of the remaining two classes of directors expire at the annual meetings of shareholders in 1999 and 2000, respectively, or when their successors are otherwise duly elected.

      In the event that any nominee for election as a director at the Meeting is unable or declines to serve, which the Board of Directors has no reason to expect, the persons named in the proxy will vote for a substitute nominee designated by the present Board of Directors.

      Pursuant to the Company's Bylaws, nominations of persons for election to the Board of Directors may be made at a meeting of shareholders by or at the direction of the Board of Directors or by any shareholder of the Company entitled to vote for the election of directors at a meeting who complies with certain notice procedures set forth in the Bylaws. Such nominations, other than those made by or at the direction of the Board of Directors, must be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days or more than 90 days prior to the date of a meeting; provided, however, that in the event that less than 50 days notice or prior public disclosure of the date of a meeting is given or made to shareholders, notice by the shareholder to be timely must be mailed or given to the Secretary of the Company not later than the close of business on the seventh day following the day on which such notice of the date of a meeting was mailed or such public disclosure was made. A shareholder's notice must set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, (I) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of Common Stock which are beneficially owned by such person and (iv) any other information relating to such person that is required to be disclosed in a solicitation of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including, without limitation, such person's written consent to being named in the proxy statement of the Company as nominee and to serving as a director if elected) and (b) as to the shareholder giving the notice (i) the name and address, as they appear on the Company's books, of such shareholder, and (ii) the class and number of shares of Common Stock which are beneficially owned by such shareholder.

      The following table sets forth certain information, as of February 10, 1998, regarding the nominees for re-election as directors at the Meeting and directors whose terms of office will continue after the Meeting.
Except as indicated in the notes following the table below, the nominees and the directors continuing in office had sole voting and investment powers with respect to the shares of Common Stock listed as being beneficially owned by them.

NOMINEES FOR ELECTION AT THE MEETING FOR A THREE-YEAR TERM EXPIRING IN 2001


                                                                                                Shares of
                       Positions Held With the                                     Current     Common Stock
                          Company and Dime;                          Has served   Term Will    Beneficially      Percent of
                        Principal Occupation                            as a      Expire At    Owned as of      Common Stock
                     During the Past Five Years                       Director    the Annual   February 10,     Beneficially
Name                      and Directorships                    Age    Since(1)    Meeting in       1998           Owned(2)
----------------------------------------------------------------------------------------------------------------------------

M. Joseph Canavan    Director of the Company and               55      1987        1998(3)     21,350(4)(5)         .38%
                     Dime; President and Chief
                     Executive Officer of Vision
                     Medical Imaging, Inc.

William J. Farrell   Director of the Company and               57      1988        1998(3)     26,810(4)(6)(7)      .48%
                     Dime; President, William J.
                     Farrell, CPA/PFS, a Professional
                     Corp.; Officer and Director
                     of Connecticut Enterprises, Inc.;
                     Time Saver  Business Systems,
                     Inc.; F.J. Properties, Inc.;
                     Consolidated International
                     Technologies LTD S.A.

Ralph D. Lukens      Chairman of the Boards of                 68      1986(8)     1998(3)     31,610(9)(10)        .57%
                     Directors of the Company and
                     Dime; Retired Probate Court
                     Administrator for the State of
                        Connecticut.

                                            DIRECTORS CONTINUING IN OFFICE


Rosalind F. Gallagher   Director of the Company and            53      1984        1999        13,861(11)           .25%
                        Dime; President and Co-Owner
                         of Gallagher Travel Shoppe;
                         Co-owner of The Card Gals, LLC

Theodore H. Horwitz     Director of the Company and            56      1986(8)     1999        15,000(10)           .27%
                        Dime; President and Chief
                        Executive Officer of Veterans
                        Memorial Medical Center

Gary O. Olson           Director of the Company and            68      1977(8)     1999        22,198(10)           .40%
                        Dime; Of Counsel to the law
                        firm of Luby, Olson, Mango,
                        Gaffney and DeFrances, Director
                        and President of Meriden
                        Cemetery Assoc.

Richard H. Dionne       Director of the Company and            53      1995        2000       128,500(12)          2.31%
                        Dime; President and Chief
                        Executive Officer of the
                        Company and Dime; formerly
                        Chairman, President and Chief
                        Executive Officer of West Newton
                        Savings Bank, 1987 - 1994

Dr. Robert Nicoletti    Director of the Company and            61      1985        2000        11,000(13)(14)       .20%
                        Dime; Superintendent of
                        Schools, Shepaug Valley
                        Regional School District 12
                        (Retired)

Richard D. Stapleton    Director of the Company and            61      1974(8)     2000        27,000(10)(15)       .49%
                        Dime; Director, Executive
                        Vice President, Secretary and
                        General Counsel of The Lane
                        Construction Corporation;
                        Director, Secretary and Asst.
                        Treasurer of Lane Industries, Inc.;
                        Director, President and Treasurer,
                        The Ball and Socket
                        Manufacturing Company, Inc.

Fred A. Valenti         Director of the Company and            67      1974        2000        40,280(13)(16)       .73%
                        Dime; President of Valenti
                        Auto Sales, Inc. and Valenti
                        Leasing Co., Inc.; Vice President
                        of Valenti Motors, Village Ford,
                        Prestige Olds, and Bob Valenti
                        Chevy Olds, Inc.

All Directors and Executive Officers as a Group (13 persons)                                  443,884(17)          7.68%

--------------------
<F1>   Indicates first date of service on the Board of Directors of Dime,
       City Savings Bank of Meriden, or the Company; unless otherwise noted, all persons serving as directors became directors of the Company on
       June 20, 1988 at the Company's organizational meeting.  City Savings
       Bank of Meriden was acquired by the Company on December 2, 1988 and merged with and into Dime at the close of business on August 14, 1992.

<F2>   For the purpose of calculating the percentage of Common Stock beneficially owned for each of the persons and the group listed above, the total number of shares of Common Stock outstanding include all shares reserved for issuance upon the exercise of options granted to such person or group pursuant to the stock option plans that may be exercised within 60 days of the Record Date.

<F3>   If re-elected, term will expire at the annual meeting of the Company's shareholders in 2001.

<F4>   Includes currently exercisable options to purchase 5,000 shares pursuant to certain Non-Qualified Stock Option Agreements between Dime and Mr. Canavan and Mr. Farrell and 10,000 shares granted pursuant to the 1996 Stock Option Plan for Outside Directors. Also includes options to purchase 2,000 shares granted to Mr. Canavan and Mr.
       Farrell, respectively, under the 1986 Stock Option Plan for Outside
       Directors.

<F5>   Includes 4,000 shares owned jointly with spouse, but does not include
       200 shares owned by spouse, as to which Mr. Canavan disclaims beneficial ownership.

<F6>   Includes 6,190 shares as to which Mr. Farrell shares voting and investment powers; 2,900 shares owned by F.J. Properties, Inc., of which Mr. Farrell is a partner.

<F7>   Mr. Farrell is the brother-in-law of Jeanne Carmody, the wife of
       Robert Carmody, Senior Vice President of Dime.

<F8>   Mr. Stapleton and Judge Lukens became directors of the Company and
       Dime upon consummation of the acquisition of City Savings Bank of Meriden by the Company on December 2, 1988, Mr. Olson became a director of the Company and Dime on December 31, 1989, and Mr. Horwitz became a director of the Company and Dime on January 1, 1991.

<F9>   Includes 7,386 shares owned jointly with spouse and options to purchase 10,000 shares granted pursuant to the Non- Qualified Stock
       Option Agreement with Mr. Lukens.

<F10>  Includes options to purchase 2,000 shares granted pursuant to the 1986
       Stock Option Plan for Outside Directors. Also includes options to purchase 10,000 shares granted pursuant to the 1996 Stock Option Plan for Outside Directors.

<F11>  Includes 2,641 shares for which Mrs. Gallagher serves as custodian for her children, but does not include 4,160 shares owned by her spouse as to which shares Mrs. Gallagher disclaims beneficial ownership. Also includes options to purchase 10,000 shares granted pursuant to the 1996 Stock Option Plan for Outside Directors.

<F12>  Includes 10,000 shares owned jointly with spouse; also includes currently exercisable options granted pursuant to Dime's 1986 and 1996
       Stock Option and Incentive Plans to purchase 118,500 shares.

<F13>  Includes currently exercisable options to purchase 10,000 shares granted pursuant to the 1996 Stock Option Plan for Outside Directors.

<F14>  Includes 1,000 shares owned jointly with spouse.

<F15>  Does not include 2,000 shares owned by spouse and 2,000 shares owned by minor children, as to which shares Mr. Stapleton disclaims beneficial ownership.

<F16>  Includes 10,000 shares owned jointly with spouse.

<F17>  Includes 19,625 shares beneficially owned by Albert E. Fiacre, Jr.,
       Executive Vice President and Chief Financial Officer, representing
       .35% of Common Stock outstanding; such shares include 10,125 shares subject to options granted pursuant to Dime's 1986 and 1996 Stock
       Option and Incentive Plans. Also includes 45,375 shares beneficially owned by Timothy R. Stanton; Senior Vice President - Retail, Bank
       Operations and Administration and Chief Operating Officer, representing .82% of Common Stock outstanding; such shares include
       45,375 shares subject to options granted pursuant to Dime's 1986 and 1996 Stock Option and Incentive Plans. In addition, includes 23,625 shares beneficially owned by Frank P. LaMonaca, Senior Vice President and Senior Loan and Senior Credit Officer, representing .43% of Common
       Stock outstanding; such shares include 23,625 shares subject to options granted pursuant to Dime's 1986 and 1996 Stock Option and Incentive Plans.


                            ---------------------


THE BOARD OF DIRECTORS AND ITS COMMITTEES

      From January 1, 1997 through December 31, 1997, the Board of Directors of the Company held eleven regular meetings and five special meetings. The committees of the Board of Directors of the Company for 1997 were the Audit Committee and the Personnel, Benefits, Nominating and Stock Option Committee. The committees of the Board of Directors of Dime for 1997 were a Loan Committee which reviews loan policies and makes recommendations for Dime; a Finance and Investment Committee, which monitors Dime investments and finance matters; a Planning Committee, which monitors compliance with regulatory orders and addresses matters of strategic and long term planning; and a Contributions Committee. Each incumbent director attended at least 75 percent of the combined total of the meetings (held during the period for which he or she has been a director) of the Boards of Directors of the Company and Dime, and any committee(s) of the Boards of the Company or Dime of which he or she was a member.

      The Audit Committee met four times during 1997. The Audit Committee reviews the examination reports of state and federal regulatory agencies, the quarterly reports of the internal auditors of the Company and Dime, and the annual reports of the independent public accountants, and reviews the adequacy of the accounting, financial and operating controls of the Company and Dime. The members of the Audit Committee for 1997 were Theodore H. Horwitz, Robert Nicoletti, and Gary O. Olson.

      The Personnel, Benefits, Nominating and Stock Option Committee met two times during 1997. This Committee, sitting as the Nominating Committee, recommends to the Board of Directors candidates for directors to be elected either at meetings of the shareholders or to be appointed by the Board of Directors from time to time for the purpose of filling any vacancy among the directors. The Committee will consider nominees recommended by shareholders but has no formal procedure for considering such nominees. The Committee, sitting as the Personnel and Benefits Committee, also recommends the compensation paid to the Company's executive officers. The members of the Personnel, Benefits, Nominating and Stock Option Committee for 1997 were M. Joseph Canavan, Fred A. Valenti and Robert Nicoletti.

COMPENSATION AND RELATED MATTERS

      The persons who serve on the Board of Directors of the Company also serve on the Board of Directors of Dime. Directors who are officers of the Company or Dime receive no additional compensation for serving as a director. In 1997, non-employee directors of Dime received $500 for the annual meeting, for each regular and special board meeting and for each committee meeting that they attended. Mr. Lukens also received $500 for each committee meeting that he attended as an ex officio committee member. In addition, in 1997 non-employee directors of Dime were paid an annual retainer of $10,000 and Ralph D. Lukens was paid an additional annual retainer of $10,000 for services as Chairman of the Board. On January 19, 1998 the Personnel, Benefits, Nominating and Stock Option Committee voted to change the term of the position of Chairman of the Board of the Company and Dime from a two year term commencing and ending at an Annual Meeting to a two year term commencing January 1 of a given year and ending December 31 of the next year. This change will be effective on January 1, 1999. Also on January 19, 1998, the Personnel, Benefits, Nominating and Stock Option Committee voted to extend Mr. Lukens' term as Chairman of the Board to December 31, 1998. Mr. Lukens' term had been due to expire at the Meeting.

Executive Compensation

      The following Summary Compensation Table shows the compensation of the Company's President and Chief Executive Officer, Executive Vice President and Chief Financial Officer, Senior Vice President - Retail, Bank Operations and Administration, and Senior Vice President - Senior Loan and Senior Credit Officer (the "Named Executive Officers"), earned in the 1995, 1996 and 1997 fiscal years. (No such person was employed by the Company prior to 1995.)


                                       SUMMARY COMPENSATION TABLE


                                                                                Long Term
                                                                              Compensation
                                      Annual Compensation                        Awards
                                      -------------------                     ------------

           Name                                                   Other       Securities
      and Principal                                              Annnual      Underlying      All Other
         Position            Year     Salary($)   Bonus($)   Compensation($)  Options (#)  Compensation($)
----------------------------------------------------------------------------------------------------------

Richard H. Dionne,          1997      253,271      177,520        5,973(5)       24,500          883(6)
  President & Chief         1996      244,519      155,000      126,563(5)       50,000        1,075(6)
  Executive Officer         1995(1)   198,846(1)    75,000            -          50,000        1,076(6)

Albert E. Fiacre, Jr.,      1997      134,172       91,000       20,563(7)       13,300          487(6)
  Executive Vice President  1996      122,260       75,000            -          27,000          587(6)
  Chief Financial Officer   1995(2)    88,846(2)    35,000            -          15,000          493(6)

Timothy R. Stanton,         1997      126,671       76,080            -          13,150          466(6)
  Senior Vice President -   1996      122,260       60,000            -          27,000          587(6)
  Retail, Bank Operations   1995(3)    80,385(3)    35,000            -          15,000          431(6)
  and Administration,
  Chief Operating Officer

Frank P. LaMonaca,          1997      126,671       63,400            -          13,100          466(6)
  Senior Vice President -   1996      122,260       60,000            -          27,000          587(6)
  Senior Loan and           1995(4)    44,423(4)    25,000            -          15,000          246(6)
  Senior Credit Officer

--------------------
<F1>  Mr. Dionne was hired on January 30, 1995.  His annual base salary for
      1995 was $220,000.

<F2>  Mr. Fiacre was hired on March 3, 1995.  His annual base salary for 1995 was $110,000.

<F3>  Mr. Stanton was hired on April 3, 1995.  His annual base salary for
      1995 was $110,000.

<F4>  Mr. LaMonaca was hired on July 31, 1995.  His annual base salary for
      1995 was $110,000.

<F5>  No reportable perquisites nor other personal benefits were paid to any of the Named Executive Officers except for Mr. Dionne. The amount reported for Mr. Dionne in 1996 includes a relocation allowance of $120,524 and $6,039 for personal use of a Company provided vehicle.
      The amount reported for Mr. Dionne in 1997 consists of $5,973 for personal use of a Company provided vehicle.

<F6>  Premiums paid by the Company for term life insurance for Named
      Executive Officer

<F7>  Preferential earnings on shares issued upon the exercise of 1,000 non-
      qualified options granted pursuant to Dime's 1986 Stock Option and Incentive Plan.


      Options Granted in 1997. The following table shows the number and value of options granted to Messrs. Dionne, Fiacre, Stanton and LaMonaca in 1997.


                                 OPTION GRANTS IN 1997


                                                                             Potential Realizable
                                                                               Value at Assumed
                                                                               Annual Rates of
                                                                                  Stock Price
                                                             									         Appreciation For
                                  Individual Grants                               Option Term
                        -------------------------------------                --------------------

                         Number of   % of Total
                        Securities    Options
                        Underlying   Granted to   Exercise or
                         Options     Employees    Base Price    Expiration
        Name             Granted      in 1997      ($/Share)       Date       5%($)      10%($)
-------------------------------------------------------------------------------------------------

Richard H. Dionne       12,500(1)      11.36%        23.50        6/18/07    184,738     468,162
                        12,000(2)      10.91%        31.00       12/17/07    233,949     592,872
                       	------         -----                                 -------   ---------
      Total             24,500         22.27%                                418,687   1,061,034

Albert E. Fiacre, Jr.    6,750(3)       6.14%        23.50        6/18/07     99,758     252,807
                         6,550(4)       5.95%        31.00       12/17/07    127,697     323,609
                        ------         -----                                 -------     -------
      Total             13,300         12.09%                                227,455     576,416

Timothy R. Stanton       6,750(3)       6.14%        23.50        6/18/07     99,758     252,807
                         6,400(4)       5.82%        31.00       12/17/07    124,773     316,199
                        ------         -----                                 -------     -------
      Total             13,150         11.95%                                224,531     569,006

Frank P. LaMonaca        6,750(3)       6.14%        23.50        6/18/07     99,758     252,807
                         6,350(4)       5.77%        31.00       12/17/07    123,798     313,728
                        ------         -----                                 -------     -------
      Total             13,100         11.91%                                223,556     566,535

--------------------
<F1>  The options were fully vested at 12/31/97.

<F2>  The options vest as to 6,000 shares on 6/17/98; the remaining were fully vested at 12/31/97.

<F3>  The options vest as to one half on 6/18/98; the remaining were fully vested at 12/31/97.

<F4>  The options vest as to one half on 6/17/98 and one half on 12/17/98.


      Year-End Option Value Table. The following table shows the number and value of unexercised options held by Messrs. Dionne, Fiacre, Stanton and LaMonaca at December 31, 1997 to acquire shares of the Common Stock of the Company.

                     AGGREGATED OPTION EXERCISES IN 1997
                         AND 12/31/97 OPTION VALUES


                         Number of
                           Shares                                              Value of
                        Acquired on               Number of Securities    Unexercised In-the-
                        Exercise in     Value    Underlying Unexercised      Money Optionst
        Name               1997       Realized     Options at 12/31/97       at 12/31/97(1)
---------------------------------------------------------------------------------------------

Richard H. Dionne              -             -   Exercisable    118,500        $1,926,563
                                                 Unexercisable    6,000                 0

Albert E. Fiacre, Jr.      1,000       $20,563   Exercisable     37,625           619,469
                                                 Unexercisable   16,675           138,375

Timothy R. Stanton             -             -   Exercisable     38,625           650,344
                                                 Unexercisable   16,525           138,375

Frank P. LaMonaca              -             -   Exercisable     38,625           624,094
                                                 Unexercisable   16,475           138,375

--------------------
<F1>  Market value of underlying securities at 12/31/97, minus the exercise price.


Employment Agreement

      The Company and Dime have entered into an employment agreement (the "Employment Agreement") with Richard H. Dionne, President and Chief Executive Officer, whereby Mr. Dionne has agreed to remain in the employ of the Company and Dime (the "Employers"), and the Employers have agreed to retain Mr. Dionne's services for a specified period of time (the "Term").
As the Agreement was originally entered into, the Term consisted of a period of thirty-six (36) months from January 30, 1995 to January 31, 1998. On January 30, 1998, an amendment to the Employment Agreement (the "Amendment") became effective which extended the Term from January 30, 1995 through January 31, 2001 subject to extension of the Term as mutually may be agreed upon by Mr. Dionne and Dime; however, Mr. Dionne must be given not less than six (6) months advance notice if Dime decides not to extend the Term beyond January 31, 2001. Under the Amendment, Mr. Dionne's base salary is set at the annual rate of $220,000 or such larger sum as the Board of Directors of Dime may from time to time determine in connection with annual performance reviews, provided that, commencing January 1, 1998, Mr. Dionne's base salary
will not be less than $263,700.   In addition, Mr. Dionne is eligible to
earn annual bonus payments during the Term that are conditional upon the achievement of individual or other goals for the bonus period. The Amendment provides that from calendar year 1998 to the end of the Term, Mr. Dionne's bonus will not be less than $177,520. Also under the Amendment, Mr. Dionne will be provided with the use of a replacement vehicle with a purchase price not to exceed $40,000; the original Employment Agreement had provided for a vehicle for Mr. Dionne with a purchase price not to exceed $30,000. The Employment Agreement also indicates that if, during the Term, Mr. Dionne is terminated by the Employers other than for cause, disability, material breach, as these terms are defined in the Employment Agreement, or death, the Employers will pay to Mr. Dionne a lump sum severance payment equal to the commuted value of Mr. Dionne's base salary in effect or authorized at the time of the termination for the period remaining in the Term (determined by discounting all payments at an agreed upon discount rate). Mr. Dionne also would receive these benefits if he terminated his employment for "good reason" as it is defined in the Employment Agreement. He would not, however, receive any benefits under the Employment Agreement if he is otherwise entitled to accept benefits provided for in the Change of Control Agreement described below.

Change-In-Control Severance Agreements

      The Company and Dime (the "Employers") also have entered into change-in-control severance agreements (the "Change-In-Control Agreements") with each of their four senior officers, Richard H. Dionne, Albert E. Fiacre, Jr., Timothy R. Stanton, and Frank P. LaMonaca (hereinafter "Executive" or "Executives").

      For a period of two (2) years following a "change-in-control," as defined in each Change-In-Control Agreement, the Executive would be entitled to certain payments in the event of the termination of his employment other than upon death, retirement or disability or by the Employers for "cause," as defined in the Change-In-Control Agreement, or in the event of a termination by the Executive for "good reason" ("Change-In-Control Termination"). If the Executive terminates his employment because of a reduction of his compensation, position, duties, or responsibilities, the need to move his principal residence, the non-payment by the Employers of any salary, bonus or other material benefit due to the Executive, or a material breach of any material terms of employment, such termination would be considered to be for "good reason."

      Upon a Change-In-Control Termination, Mr. Dionne would be entitled to, among other benefits, a lump sum severance benefit of 2.99 times the average of the cash compensation received by Mr. Dionne from the Employers in the most recent three (3) (or such lesser number as may exist) years in which Mr. Dionne was employed prior to the date of his termination. In the case of each of Messrs. Fiacre, Stanton and LaMonaca, the lump sum severance benefit equals one (1) times the cash compensation received by the Executive in the most recent calendar year of employment prior to termination. In addition, all stock options granted to each Executive under any plan of the Employers would become immediately exercisable in full and remain so for a period of three (3) months from the date of the Change-In-Control Termination. Benefits payable under the change-in-control Agreement are subject, however, to the limitation described in Section 280 G of the Internal Revenue Code of 1986, as amended, if applicable.

      The Change-In-Control Agreements also include a non-competition covenant (the "Covenant") between each Executive and the Employers. In the event of the termination of the Executive's employment with the Employers, for a period of one (1) year the Executive agrees not to engage in competitive activity with the Employers by becoming interested in any way (except as an owner of stock in a public corporation in a nominal amount) in any other business similar to that of the Employers or in any way in competition with the Employers, or to lend his name to any business which is, or as a result of the Executive's engagement or participation would become competitive with the Employers, in any city or town where the Employers operate a full service branch. The Covenant does not apply if the Executive terminates his employment for good reason, or if the Employers terminate his employment other than for cause, disability, or material breach, as defined in the Change-In-Control Agreements.

Report of Personnel, Benefits, Nominating and Stock Option Committee

      The following summarizes the Personnel, Benefits, Nominating and Stock Option Committee Report on Executive Compensation for 1997.

                         DIME FINANCIAL CORPORATION
         PERSONNEL, BENEFITS, NOMINATING AND STOCK OPTION COMMITTEE
                      REPORT ON EXECUTIVE COMPENSATION

      The Company provides no compensation to its executive officers. Rather, Dime provides their compensation. For this reason, the Personnel, Benefits, Nominating and Stock Option Committee of Dime, sitting as the Personnel and Benefits Committee, recommends the compensation paid to the Company's executive officers.

      Historically, the Committee has considered several factors when determining executive officer compensation. The first factor is industry data from a peer group of companies on the salary ranges and actual incumbent salary for the positions under review. Another factor is the financial performance of the Company with respect to previous years and with respect to other publicly traded thrifts in Connecticut. Return on average equity, return on average assets, deposit growth, and cash dividends to shareholders represent some of the financial performance elements considered.

      In addition to basing salary decisions on the above factors, the Committee also annually recommends to the full Board of Directors bonus compensation to be paid under the Company's Profit Incentive Plan for the current year and appropriate corporate performance targets under the Plan for the coming year. Target bonus awards are established for the Company's executive officers as a percentage of base salary. Bonuses are paid only if the established corporate performance targets are met. While all of the above factors play a role in the Committee's decisions regarding the Profit Incentive Plan, the absolute level of profitability in the current year and the payment of cash dividends to shareholders are significant factors in determinations under the Profit Incentive Plan.

      Long-term equity-based incentive awards encourage officer retention and tie executive opportunity for financial reward to the financial success experienced by the Company's shareholders. Determinations regarding individual grants of short-term and long-term compensation awards are made by the Committee based on a subjective assessment of the various factors cited above in this report.

      CEO Compensation. In 1997, the compensation of the Company's Chief Executive Officer, Mr. Dionne, consisted of base salary, incentive bonus, and performance stock option awards. Base salary was established at $253,271 per year. Based upon its assessment of Mr. Dionne's and the Company's performance in 1997, measured against the factors described above in this report, the Committee recommended, and the Board subsequently approved, a 1997 bonus for Mr. Dionne of $177,520.

      Under Mr. Dionne's leadership in 1997, the Company reported net income of $16.7 million, an increase of 34.3% over 1996. The increase in earnings resulted directly from expense controls and other actions recommended and implemented by senior management. In 1997, the levels of both non-performing loans and non-performing assets declined, while the ratio of reserves to non-performing loans increased. Operating expenses declined by 2.7%. Shareholder equity, regulatory capital, total assets and total deposits all increased. The Company's ROA increased to 1.94% from 1.82% in 1996 and the Company's ROE rose to 24.20% from 22.19% in 1996.

      The Committee also established the 1998 base salary for Mr. Dionne at $263,700. In June of 1997, the Committee approved, and the Board subsequently ratified, a non-qualified stock option grant of 12,500 shares with an exercise price of $23.50 per share. All options of this grant were fully vested at December 31, 1997. In December of 1997, the Committee also approved, and the Board subsequently ratified, a non-qualified stock option grant of 12,000 shares with an exercise price of $31.00. One half of these options were fully vested at December 17, 1997. The remaining 6,000 options of this grant will vest on June 17, 1998. Mr. Dionne must be employed by the Company in order to vest on that date.

      Other Senior Executive Officers. Compensation decisions with respect to senior executive officers other than the CEO are also made by the Committee by applying the factors described above in this report. In addition, an important factor considered by the Committee is the recommendation of the CEO with respect to each of the other senior executive officers. In making his recommendation to the Committee, the CEO also applies the above factors to the performance of each executive officer.

      In 1997, the compensation of the Company's other senior executive officers, Messrs. Fiacre, Stanton and LaMonaca, consisted of base salary, incentive bonus, and performance stock option awards. Mr. Fiacre's annual base salary was $134,172 in 1997. Messrs. Stanton and LaMonaca each had an annual base salary of $126,671 in 1997. During 1997, the Committee approved, and the Board subsequently ratified, a non-qualified stock option grant to each of Messrs. Fiacre, Stanton and LaMonaca to purchase 6,750 shares with an exercise price of $23.50 per share. This grant was fully vested as to 3,375 shares on December 31, 1997, and will vest as to 3,375 shares on June 18, 1998. In December of 1997, the Committee approved, and the Board subsequently ratified, non-qualified stock option grants to Messrs. Fiacre, Stanton and LaMonaca to purchase 6,550, 6,400 and 6,350 shares, respectively, with an exercise price of $31.00 per share. Each grant will vest as to one half on June 17, 1998 and will vest as to the remaining shares on December 17, 1998.

      The Committee also approved the granting of options to a number of other officers of the Company at the same time. All options, including those granted to the CEO and other senior executive officers, were granted under the 1996 Stock Option and Incentive Plan.

      The Committee discussed the subject of setting incentive targets for its senior executives in 1998, which, among other things, would be used as measures for assessing 1998 performance and determining 1998 bonus awards. The Committee determined that such incentive goals should be tied closely to the strategic plan objectives for the Company for 1998 and the 1998 budget.

     Personnel, Benefits, Nominating and Stock Option Committee Members

                        Fred A. Valenti, Chairperson
                              M. Joseph Canavan
                              Robert Nicoletti

Employee Benefit Plan

      Dime maintains a noncontributory, defined benefit pension plan which is qualified under the Employee Retirement Income Security Act of 1974, as amended, and covers employees and officers of the Company or Dime who have attained the age of 21 years and in one year have completed at least 1,000 hours of service with the Company or Dime. The following table illustrates annual pension benefits under the Pension Plan for retirement at 65 under the most current plan provisions available for various levels of compensation and years of services as of January 1, 1998.


                         ANNUAL PENSION BENEFIT (a)
                     BASED ON YEARS OF CREDITED SERVICE


 Final Average
Compensation (b)                         Years of Credited Service(f)
----------------   ---------------------------------------------------------------------
                      10        15        20        25       30         35         40(c)
                   ----------------------------------------------------------------------------------------

 $ 25,000          $ 2,500   $ 3,750   $ 5,000   $ 6,250  $  7,500   $  8,750   $ 10,000
   50,000            6,000     9,000    12,000    15,000    18,000     21,000     24,000
   75,000            9,750    14,625    19,500    24,375    29,250     34,125     39,000
  100,000           13,500    20,250    27,000    33,750    40,500     47,250     54,000
  125,000           17,250    28,875    34,500    43,125    51,750     60,375     69,000
  150,000           21,000    31,500    42,000    52,500    63,000     73,500     84,000
  200,000(e)        28,500    42,750    57,000    71,250    85,500     99,750    114,000
  250,000(e)        36,000    54,000    72,000    90,000   108,000    126,000    144,000(d)

--------------------
<Fa>  Calculated according to the following formula in effect through
      December 31, 1997:  1.0% of final average compensation up to Social
      Security Covered Compensation (1997 basis) plus 1.5% of final average compensation in excess of Social Security Covered Compensation, all multiplied by years of credited service.

<Fb>  Average salary for highest 5 consecutive years.

<Fc>  Maximum years of credited service is 40.

<Fd>  Maximum benefit payable to a retiree age 65 is $125,000 in 1997 and
      $130,000 in 1998.

<Fe>  Maximum Allowable Compensation used to determine Benefits is $160,000 in 1997 and 1998.

<Ff>  As of December 31, 1997, the individuals listed in The Summary
      Compensation Table had the following years of credited service:  Mr.
      Dionne, 3.0 years; Mr. Fiacre, 3.0 years; Mr. Stanton, 3.0 years; Mr.
      LaMonaca, 2.4 years. If they remain in the employ of the Bank through age 65, they will have 14.4, 20.2, 27.0 and 26.75 years of credited service, respectively, under the Plan. The compensation of Messrs.
      Dionne, Fiacre, Stanton and LaMonaca listed as "Salary" in the Summary
      Compensation Table above counts as annual compensation for purposes of the Plan.


TRANSACTIONS WITH MANAGEMENT AND OTHERS

      Some of the directors and executive officers of the Company or Dime are and have been customers of Dime and have had banking transactions with Dime before and since January 1, 1997. Loans made to such persons, and to corporations or organizations of which any of such persons is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, if any, (i) were made in the ordinary course of Dime's business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and (iii) did not involve more than the normal risk of collectibility or present other unfavorable features.

      As a matter of policy, loans are made to directors, officers and employees of Dime in compliance with Regulation O of the Federal Reserve Board regulations and Section 36a-263 of the Connecticut General Statutes on substantially the same terms, including interest rates, as those of comparable transactions prevailing at the time and do not involve more than the normal risk of collectibility or present other unfavorable features. On September 19, 1995, the Board of Directors of Dime passed a resolution prohibiting future loans or personal endorsements to directors or executive officers of the Company or Dime and their immediate family members (as defined in Regulation O) and to require pre-approval by the Board of Directors of any modification to existing relationships. The Company and Dime had no loans outstanding as of February 20, 1998 to any person known by the Company to be a beneficial owner of more than five percent of the Common Stock.

      Any business transactions of the Company or Dime with officers, directors, employees, principal shareholders or affiliates of the Company or Dime, have been and will be on terms no less favorable to the Company or Dime than could have been or could be obtained from third parties. If a director of the Company also was an executive officer or 10% shareholder of another entity during 1997, then the Company neither paid to nor received from such entity for property or services an amount in excess of 5% of either (1) the Company's gross consolidated revenues or (2) the entity's gross consolidated revenues, unless the amounts paid for such property or services were determined by competitive bids. Furthermore, neither the Company, nor its subsidiaries were indebted to any such entity in an aggregate amount exceeding 5% of the Company's total consolidated assets.

COMPLIANCE WITH SECTION 16(a) OF THE 1934 ACT

      Section 16(a) of the 1934 Act requires the Company's officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities ("10% Shareholders") to file reports of beneficial ownership of Company Common Stock and of changes in beneficial ownership with the Commission and the NASD. Specific due dates are prescribed for the filings. Officers, directors, and 10% Shareholders are required by the Commission to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely on its copies of such forms received by the Company, or written representations from certain reporting persons, the Company believes that in fiscal 1997 all filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were properly and promptly satisfied.

PERFORMANCE GRAPH

      Set forth on the following page, is a line graph comparing the cumulative total shareholder return on the Company's Common Stock, based on the market price of the Common Stock and assuming the reinvestment of dividends, with the cumulative total return of companies on the NASDAQ U.S. Market Value Index and the NASDAQ Bank Index. The NASDAQ Bank Index represents the total return of all Banks traded on the NASDAQ exchange.

                  FIVE YEAR TOTAL RETURN COMPARISON* AMONG
     DIME FINANCIAL CORPORATION, NASDAQ BANK INDEX AND NASDAQ U.S. INDEX

      The graph assumes a $100 investment on January 1, 1993 in the Company's Common Stock, the NASDAQ Bank Index and the NASDAQ U.S. Market Value Index.


                        12/31/92   12/31/93   12/31/94   12/31/95   12/31/96   12/31/97
                        ---------------------------------------------------------------
Dime Financial Corp.     100.00     123.47     142.86     220.41     287.36     516.88
NASDAQ Bank Index        100.00     114.04     113.63     169.22     223.41     377.44
NASDAQ U.S. Index        100.00     114.80     112.21     158.70     195.19     239.53



--------------------
<F*>  Total return assumes reinvestment of all dividends.



THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES PRESENT, IN PERSON OR BY PROXY, AND VOTING AT THE MEETING IS REQUIRED TO ELECT EACH NOMINEE FOR DIRECTOR. THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT
STOCKHOLDERS VOTE "FOR" THE ELECTION OF EACH NOMINEE.


                                 PROPOSAL 2
                     RATIFICATION OF THE APPOINTMENT OF
                            KPMG PEAT MARWICK LLP
            AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR
                          ENDING DECEMBER 31, 1998


      The Board of Directors of the Company has renewed the Company's arrangements with KPMG Peat Marwick LLP, Independent Certified Public Accountants, to be the Company's independent public accountants for the fiscal year ending December 31, 1998, subject to ratification by the Company's shareholders. A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting to respond to shareholders' questions and to have the opportunity to make a statement if he or she desires to do so.

                            SHAREHOLDER PROPOSALS

      Proposals of shareholders of the Company intended to be presented at the 1999 annual meeting of shareholders of the Company must be received by the Company not later than November 21, 1998 to be included in the Company's proxy statement and form of proxy relating to that meeting. Any such proposal must comply with Rule 14a-8 promulgated by the Commission under the 1934 Act.

                                OTHER MATTERS

      At the time of preparation of this Proxy Statement, the Board of Directors of the Company knew of no matter to be presented for action at the Meeting other than as set forth in the Notice of Annual Meeting of Shareholders and described in this Proxy Statement. If any other matters properly come before the Meeting, the proxies have discretionary authority to vote their shares according to their best judgment.

                                       By order of the Board of Directors


                                       /s/ ELEANOR M. TOLLA
                                       Eleanor M. Tolla
                                       Secretary



March 20, 1998



      A COPY OF THE COMPANY'S 1997 ANNUAL REPORT TO SHAREHOLDERS IS ENCLOSED. A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES, AS REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR 1997, WILL BE PROVIDED WITHOUT CHARGE TO ANY SHAREHOLDER UPON THE WRITTEN REQUEST OF SUCH SHAREHOLDER. REQUESTS SHOULD BE ADDRESSED TO ELEANOR TOLLA, SECRETARY, DIME FINANCIAL CORPORATION, 95 BARNES ROAD, WALLINGFORD, CONNECTICUT 06492.






                                 DETACH HERE

                                   PROXY

                         DIME FINANCIAL CORPORATION

                     1998 ANNUAL MEETING OF SHAREHOLDERS
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned shareholder of DIME FINANCIAL CORPORATION, a Connecticut corporation, hereby appoints Gary O. Olson and Robert Nicoletti, Ph.D. and each of them the proxies of the undersigned with full power of substitution to vote at the Annual Meeting of Shareholders of the Company to be held at the Yankee Silversmith Inn, Wallingford, Connecticut, at 10:00 a.m. on April 29, 1998 and at any adjournment or adjournments thereof (the "Meeting"), with all the power which the undersigned would have if personally present, hereby revoking any proxy heretofore given. A majority of said proxies or their substitutes who attend the Meeting (or if only one shall be present, then that one) may exercise all of the powers hereby granted. The undersigned hereby acknowledges receipt of the proxy statement for the Meeting and instructs the proxies to vote as directed on the reverse side.

      The Board of Directors recommends a vote "FOR" Proposals 1 and 2.

               PLEASE MARK, SIGN AND DATE ON THE REVERSE SIDE

                                                               SEE REVERSE SIDE

[X]  Please mark votes as in this example.

THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN THE MANNER DIRECTED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED BELOW, FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998 AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

1.  To elect the nominees for directors:
    Nominees:  M. Joseph Canavan, William J, Farrell, Ralph D. Lukens

    [  ]  FOR           [  ]  WITHHELD

    [  ]  ---------------------------
          For all nominees except as noted on the line above

2. To ratify the appointment of KPMG Peat Marwick LLP as independent auditors for the fiscal year ending December 31, 1998.

    [  ]  FOR           [  ]  AGAINST             [  ]  ABSTAIN

3. With discretionary authority upon such other matters as may properly come before the Meeting.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING       [  ]

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT     [  ]

Please sign exactly as your name appears on this proxy card. When signing as attorney, executor, trustee or guardian, please give your full title.

Signature:               Date:         Signature:               Date:
          ---------------     ---------          ---------------     ---------